Exhibit 107

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

HAMMERHEAD ENERGY INC.

(Exact name of registrant as specified in its charter)

Table 1 - Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	US$20,000,000(1)	US$110.20 per US$1,000,000	US$2,204.00
Fees Previously Paid			-
Total Transaction Valuation	US$20,000,000
Total Fees Due for Filing			US$2,204.00
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			US$2,204.00

(1)	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 20,000,000 warrants of Hammerhead Energy Inc. at a price of US$1.00 per warrant in cash.